Exhibit 99.1

Contact:	Daniel Jarvis
313-594-2527
djarvis1@ford.com

FOR IMMEDIATE RELEASE

FORD CREDIT EARNS $1.23 BILLION IN 2002
Fourth Quarter Profit of $354 Million Reported

DEARBORN, Mich., January 21, 2003 — Ford Motor Credit Company reported earnings of $1.23 billion in 2002, up $395 million from earnings of $839 million a year earlier. After-tax financial statement return on average equity was 9 percent in 2002, compared with 7 percent in 2001. Excluding unusual charges and adjustments related to SFAS No. 133 (Accounting for Derivative Instruments and Hedging Activities), Ford Credit earned $1.38 billion, up $175 million from earnings of $1.2 billion in 2001. The increase in earnings primarily reflected a lower provision for credit losses, offset partially by the net unfavorable impact of receivable sales and lower net financing margins.

In the fourth quarter of 2002, Ford Credit earned $354 million, up $651 million from a loss of $297 million in the same period a year earlier. Excluding unusual charges and adjustments related to SFAS No. 133, Ford Credit earned $382 million in the fourth quarter of 2002, up $376 million from earnings of $6 million in the same period a year earlier. The improvement reflected a lower provision for credit losses and the net favorable impact of receivable sales, offset partially by lower net financing margins. Ford Credit paid a dividend to Ford Motor Company of $700 million in December. For the full year, Ford Credit’s dividend, net of the January 2002 capital contribution, was $450 million.

“I’m proud of our solid performance in a difficult year,” said Greg Smith, Chairman and CEO. “Ford Credit delivered improved profits, as well as strong customer satisfaction and owner loyalty. In addition, we reduced leverage, continued to diversify funding sources and paid a net dividend to Ford Motor Company,” Smith added.

On December 31, 2002, Ford Credit’s owned receivables totaled $129 billion, down $9 billion compared with $138 billion on September 30, 2002, and down $18 billion compared with $147 billion on December 31, 2001. These reductions primarily reflected the higher sales of receivables in securitizations and whole-loan transactions. Managed receivables, which includes both owned receivables and receivables sold in securitizations, were $200 billion on December 31, 2002, compared with $204 billion on September 30, 2002, and $206 billion on December 31, 2001. During the fourth quarter of 2002, Ford Credit also sold $5 billion of receivables through whole-loan sales transactions.

Ford Credit is a wholly owned subsidiary of Ford Motor Company and is the world’s largest automotive finance company. Now in its 44th year, Ford Credit provides vehicle financing in 36 countries to more than 11 million customers and more than 12,500 automotive dealers. More information can be found at www.fordcredit.com and at Ford Credit’s investor center, www.fordcredit.com/investorcenter/.

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Ford Motor Credit Company and Consolidated Subsidiaries
OPERATING HIGHLIGHTS

	Fourth Quarter		Full Year

	2002	2001	2002	2001

		(in millions)
Net Income*
Total Net Income	$354	$(297)	$1,234	$839
Exclude Unusual Charges & SFAS No. 133
SFAS No. 133	$(28)	$(99)	$(141)	$(157)
Revitalization Plan	—	(204)	—	(204)

Total Unusual Charges & SFAS No. 133	$(28)	$(303)	$(141)	$(361)

Operating Net Income	$382	$6	$1,375	$1,200

Memo:
Financial Statement Return on Equity	10%	Negative	9%	7%

	December 31,		Sept. 30,

	2002	2001	2002

	(in billions)
Balance Sheet*
Assets
Finance receivables
Retail installment	$67.6	$83.4	$77.3
Wholesale	16.4	15.4	15.8
Other	10.8	9.3	9.3

Total net finance receivables	$94.8	$108.1	$102.4
Net investment in operating leases	33.8	39.3	35.7

Total net finance receivables and operating leases	$128.6	$147.4	$138.1
Retained interest in securitized assets	17.6	12.5	9.7
Other assets	24.0	13.2	21.6

Total assets	$170.2	$173.1	$169.4

Liabilities and Stockholder’s Equity
Debt — short-term	$16.3	$22.7	$16.1
Debt — long-term (includes notes payable within 1 year)	124.5	123.6	124.7

Total debt	$140.8	$146.3	$140.8
Other liabilities	15.8	14.8	14.9

Total liabilities	$156.6	$161.1	$155.7
Stockholder’s equity	13.6	12.0	13.7

Total liabilities and stockholder’s equity	$170.2	$173.1	$169.4

Memo: Financial Statement leverage (to 1)**	9.0	11.2	9.0
Managed Receivables (owned plus securitized)*
Finance receivables
Retail installment	$116.5	$124.8	$124.4
Wholesale	38.9	32.8	34.5
Other	10.8	9.3	9.3

Total net finance receivables	$166.2	$166.9	$168.2
Net investment in operating leases	33.8	39.4	35.7

Total managed	$200.0	$206.3	$203.9

Memo: Managed leverage (to 1)**	12.9	14.8	13.0
Serviced Receivables (managed plus serviced-only)*
Serviced receivables (includes receivables sold through whole-loan sales transactions — serviced-only)	$205.0	$206.3	$203.9

*	Includes discontinued operations (Axus — all-makes fleet leasing business in Europe, Australia and New Zealand)
**	Excludes SFAS No. 133, over-borrowing portfolio and cash — consistent with the MD&A calculation in Ford Credit’s 2001 10K

Ford Motor Credit Company and Consolidated Subsidiaries
OPERATING HIGHLIGHTS

	Fourth Quarter		Full Year

	2002	2001	2002	2001

Selected Operating & Financial Metrics*
Financing share
Ford & Lincoln/Mercury retail installment & lease
United States	36%	69%	41%	54%
Europe	34	43	34	37
Ford & Lincoln/Mercury wholesale
United States	86	84	85	84
Europe	99	98	97	97
Contract volume - New and used retail/lease (in thousands)
United States	490	1,054	2,512	3,819
Europe	211	247	917	988
Other international	156	176	668	738

Total contract volume	857	1,477	4,097	5,545

Borrowing costs	4.7%	5.6%	5.1%	6.1%

Credit losses (in millions)
Owned
Retail installment & lease	$614	$716	$2,295	$2,055
Wholesale	17	21	40	32
Other	8	23	30	24

Total	$639	$760	$2,365	$2,111

Loss-to-receivables
Retail installment & lease	2.23%	2.31%	2.01%	1.71%
Wholesale	0.42	0.52	0.25	0.13
Total including other	1.88%	2.04%	1.69%	1.35%
Allowances for credit losses (in billions)	$3.2	$2.8	$3.2	$2.8
Allowances as a pct. of end-of-period receivables	2.47%	1.86%	2.47%	1.86%

Managed loss ratios
Loss-to-receivables
Retail installment & lease	1.92%	1.63%	1.71%	1.45%
Wholesale	0.25	0.28	0.13	0.10
Total including other	1.54%	1.46%	1.37%	1.20%
Memo: Ford Credit U.S. retail & lease	1.87%	1.76%	1.50%	1.31%

Sales of Receivables (in millions, excl. SFAS No. 133)
Income related to securitizations and whole-loan sales:
Gain-on-sale of finance receivables	$310	$269	$728	$739
Interest income, excess spread, servicing fees	617	390	2,081	1,021

Total income related to securitizations and whole-loan sales	$927	$659	$2,809	$1,760
Impact of securitizations on net financing margin:
Impact of current-period securitizations	$(103)	$(149)	$(968)	$(1,059)
Impact of prior-periods securitizations	(718)	(510)	(1,967)	(611)

Total impact of securitizations on financing margin	$(821)	$(659)	$(2,935)	$(1,670)

Pre-tax impact of securitizations and whole-loan sales	$106	$0	$(126)	$90
Tax	(39)	0	47	(33)

After-tax impact of securitizations and whole-loan sales	$67	$0	$(79)	$57

*	Includes discontinued operations (Axus — all-makes fleet leasing business in Europe, Australia and New Zealand)